Exhibit 10.5
BOB EVANS FARMS, INC. AND AFFILIATES
THIRD AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

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11.01 Voluntary Plan	21
11.02 Non-alienation of Benefits	21
11.03 Inability to Receive Benefits	21
11.04 Lost Members	21
11.05 Limitation of Rights	21
11.06 Invalid Provision	21
11.07 One Plan	21
11.08 Governing Law	22
11.09 Code §409A	22

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BOB EVANS FARMS, INC. AND AFFILIATES
THIRD AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
SECTION 1.00 PURPOSE
On April 17, 1992, Bob Evans Farms, Inc. (“Corporation”) adopted the Bob Evans Farms, Inc. Supplemental Executive Retirement Plan to provide deferred and incentive compensation to a select group of its management or highly compensated employees. The Plan was amended and restated effective May 1, 1998 and effective May 1, 2002 and was subsequently amended effective as of January 1, 2006, February 13, 2007 and June 11, 2007. Effective as of January 1, 2008, the Corporation adopts this third amended and restated version of the Plan. This Plan is intended to be an unfunded, nonqualified program of deferred compensation within the meaning of Title I of ERISA.
SECTION 2.00 DEFINITIONS
When used in this Plan, the following terms will have the meanings given to them in this section unless another meaning is expressly provided elsewhere in this Plan. When applying these definitions, the form of any term or word will include any of its other forms.
2.01 Account. The account established under Section 5.01 to measure the value of each Member’s Plan benefit. The Account of any Member shall include both Grandfathered Amounts and Section 409A Amounts, as applicable.
2.02 Beneficiary. The person a Member designates under Section 3.02 to receive any death benefit payable under Section 6.02.
2.03 Board. The Corporation’s board of directors.
2.04 Cause. A Member’s (1) willful and continued refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness), (2) willful engagement in gross misconduct materially and demonstrably injurious to any Group Member or (3) breach of any term of this Plan. Notwithstanding the foregoing, “Cause” will not arise solely because the Member is absent from active employment during periods of vacation, consistent with the Employer’s applicable vacation policy, or other period of absence initiated by the Member and approved by the Employer.
2.05 Change Agreement. An individual agreement between the Corporation and any Member describing the effect of a Change in Control.
2.06 Change in Control.
(1) With respect to any Member who is a party to a Change Agreement, a “change in control” as defined in (and subject to the terms of) that Member’s Change Agreement; and

(2) With respect to all Members, approval by the Corporation’s stockholders of a definitive agreement (a) to merge or consolidate the Corporation with or into another corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which any Common Shares would be converted into cash, securities or other property of another corporation, other than a merger of the Corporation in which holders of Common Shares immediately before the merger have the same proportionate ownership of shares of the surviving corporation immediately after the merger as immediately before or (b) within a 12-consecutive calendar month period, to sell or otherwise dispose of 50 percent or more of the book value of the Group’s assets. For purposes of this definition, “book value” will be established on the basis of the latest consolidated financial statement the Corporation filed with the Securities and Exchange Commission before the date any 12-consecutive calendar month measurement period began.
2.07 Code. The Internal Revenue Code of 1986, as amended, or any successor statute.
2.08 Committee. The committee described in Section 7.00.
2.09 Common Shares. The Corporation’s shares of common stock, par value $0.01 per share, or any security issued in substitution, exchange or in place of such shares.
2.10 Confidential Information. Any and all information (other than information in the public domain) related to the business of the Group or any Group Member, including all processes, inventions, trade secrets, computer programs, engineering or technical data, drawings, or designs, manufacturing techniques, information concerning pricing and pricing policies, marketing techniques, plans and forecasts, new product information, information concerning suppliers, methods and manner of operations, and information relating to the identity and location of all past, present and prospective customers.
2.11 Disability.
(1) With respect to Grandfathered Amounts, an incapacity due to physical or mental illness that has prevented a Member from discharging assigned duties on a full-time basis for at least 26 consecutive weeks.
(2) With respect to Section 409A Amounts:
(a) The Member is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or
(b) The Member is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Member’s Employer; or

(c) The Member is determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.
2.12 Early Retirement Date. The earlier of the date that (1) a Member reaches age 55 and has been credited with at least ten years of service with the Group or (2)(a) the sum of the Member’s age (measured in whole years only) and years of service with the Group (measured in whole years only) equals 70 and (b) the Member has been credited with at least ten years of service with the Group. In the sole discretion of the Committee, the calculation of a Member’s “years of service” with the Group may include the Member’s years of service with a predecessor employer who becomes a Group Member.
2.13 Eligible Employee. Each person who is employed by a Group Member and who is a member of its select group of management or is a highly compensated employee within the meaning of Title I of ERISA.
2.14 Employer. The Group Member by which a Member is directly employed on the date of any event, act or occurrence described in this Plan. If, without incurring a Termination, a Member becomes a common law employee of a Group Member other than the Employer, that Group Member will automatically become that Member’s “Employer” under this Plan and will be fully liable as the Member’s Employer for all obligations arising under this Plan with respect to that Member during the period of that relationship.
2.15 Employer Contribution. The amount calculated under Sections 5.02 and 5.03.
2.16 Enrollment Form. The written or electronic form that each Eligible Employee must complete before he or she may participate in the Plan. To be effective, the Enrollment Form must include all of the information described in Section 3.01.
2.17 ERISA. The Employee Retirement Income Security Act of 1974, as amended.
2.18 Grandfathered Amount. The portion, if any, of a Member’s Account that was earned and vested under the Plan (within the meaning of Code §409A) as of December 31, 2004 and any earnings on such portion of the Account (within the meaning of Code §409A).
2.19 Group. The Corporation and all persons with whom the Corporation would be considered a single employer under Code §§414(b) and (c).
2.20 Group Member. Each entity that is a member of the Group.
2.21 Inactive Participant. A Participant who (1) is actively employed by an Employer but no longer meets the eligibility conditions described in Section 3.01 or (2) has Terminated but has not received a complete distribution of his or her Account balance.
2.22 Member. Collectively, (1) a Participant or (2) an Inactive Participant.
2.23 Normal Retirement Date. The date a Member reaches age 62.

2.24 Participant. Each Eligible Employee who is actively participating in the Plan as provided in Section 3.01.
2.25 Plan. The Bob Evans Farms, Inc. and Affiliates Third Amended and Restated Supplemental Executive Retirement Plan, as described in this document and as it may be subsequently amended from time to time.
2.26 Plan Year. Each fiscal year of the Corporation while the Plan is in effect.
2.27 Section 409A Amount. The portion of a Member’s Account that is not a Grandfathered Amount.
2.28 Specified Employee. A “specified employee” within the meaning of Treasury Regulation §1.409A-1(i) and as determined under the Corporation’s policy for determining specified employees.
2.29 Spouse. The individual to whom a Member is legally married.
2.30 Termination. A “separation from service” with the Group within the meaning of Treasury Regulation §1.409A-1(h).
SECTION 3.00 PARTICIPATION
3.01 Eligibility to Participate.
(1) In its sole discretion, the Committee will decide which Eligible Employees may participate in the Plan and the earliest date on which they may participate. Notwithstanding the foregoing, any Eligible Employee who is participating in the Plan on January 1, 2008 shall be a Participant, except as provided in Section 3.01(3).
(2) Before an Eligible Employee who is selected by the Committee to participate in the Plan may actually participate in the Plan, the Eligible Employee must complete an Enrollment Form specifying how his or her Account will be distributed (as described in Section 6.05). Such election must be made and become irrevocable no later than the December 31 preceding the first day of the first Plan Year in which services relating to the Eligible Employee’s participation in this Plan will be performed. Notwithstanding the foregoing:
(a) With respect to the first Plan Year in which an Eligible Employee becomes eligible to participate in the Plan, the Eligible Employee may submit the Enrollment Form to the Committee within 30 days after the date on which the Participant is first eligible to participate in this Plan. For purposes of this Section 3.01(2)(a), an Eligible Employee is first eligible to participate in this Plan only if the Eligible Employee is not a participant in any other agreement, method, program or arrangement that, along with this Plan, would be treated as a single nonqualified deferred compensation plan under Treasury Regulation §1.409A-1(c)(2).

(b) If, in order to receive an Employer Contribution under this Plan, an Eligible Employee is required to provide services to the Corporation or any other Group Member for a period of at least 12 months from the date that the Eligible Employee obtains a non-forfeitable legally binding right to the Employer Contribution, the Eligible Employee may submit the Enrollment Form to the Committee on or before the 30th day after the Eligible Employee obtains such legally binding right, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.
(3) An Eligible Employee will continue to be a Participant until the earlier of the date he or she (a) becomes an Inactive Participant or (b) Terminates but is not an Inactive Participant.
3.02 Designation of Beneficiary.
(1) Each Eligible Employee must designate one or more Beneficiaries by completing a written or electronic beneficiary designation form prescribed by the Committee. Unless a Member who designates more than one Beneficiary also specifies the sequence or the portion of the death benefit to be paid to each Beneficiary, the death benefit will be paid in equal shares to all named Beneficiaries.
(2) A Member may change his or her Beneficiary at any time by completing a new beneficiary designation form in accordance with such form’s instructions. No change of Beneficiary will be effective until the form is completed and received by the Committee. The identity of a Member’s Beneficiary will be based only on the designation in the form described in this section and will not be inferred from any other evidence.
(3) If a Member has not made an effective Beneficiary designation or if all his or her Beneficiaries die before the Member, Plan death benefits will be paid to the Member’s surviving Spouse or, if there is no surviving Spouse, to the Member’s estate. Any minor’s share of a Plan death benefit will be paid to the adult who has been appointed to act as the minor’s legal guardian and who has assumed custody and support of that minor.
(4) The Member and the Beneficiary (and not the Committee) are responsible for ensuring that the Committee has the Beneficiary’s current address.
SECTION 4.00 MEMBERS’ OBLIGATIONS
4.01 Services During Certain Events. By accepting participation in this Plan, if any “person” or entity (including a “group” as defined in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor statute) initiates a tender or exchange offer, distributes proxy materials to the Corporation’s stockholders or takes other steps to effect, or that may result in, a Change in Control, each Member agrees not to Terminate voluntarily during the pendency of that activity other than by reason of retirement, and to continue to serve as a full-time employee of the Employer until those efforts are abandoned, that activity is terminated or until a Change in Control has occurred.

4.02 Confidential Information. Except as otherwise required by applicable law, by accepting participation in this Plan, each Member expressly agrees to keep and maintain Confidential Information confidential and not, at any time during or subsequent to the Member’s employment with any Group Member, to use any Confidential Information for the Member’s own benefit or to divulge, disclose or communicate any Confidential Information to any person or entity in any manner except (1) to employees or agents of the Employer or of the Corporation that need the Confidential Information to perform their duties on behalf of any Group Member or (2) in the performance of the Member’s duties to the Employer. Each Member also agrees to notify the Corporation promptly of any circumstance that the Member believes may legally compel the disclosure of Confidential Information and to give this notice before disclosing any Confidential Information.
4.03 Effect of Breach of Obligations. If a Member breaches any obligation described in this Section 4.00 or the Plan:
(1) Before the Member has Terminated, the Member will forfeit all benefits under this Plan; or
(2) After the Member Terminates, the Member will repay any amounts previously paid to the Member under this Plan plus interest calculated at the prime interest rate quoted in the Wall Street Journal, or any successor to it, over the period beginning on the date of payment and ending on the date of repayment.
SECTION 5.00 CONTRIBUTIONS
5.01 Accounts. The Committee will establish an Account for each Member to record:
(1) The Employer Contribution, calculated under Sections 5.02 and 5.03 (and, if applicable, Section 5.04); minus
(2) Any distributions made to the Member under Section 6.00.
The Employer also will make a final Employer Contribution, calculated as provided in Sections 5.02 and 5.03, for the portion of the Valuation Period during which the Member Terminates but only if the Member Terminates after meeting the conditions described in Section 6.04.
5.02 Participants’ Earned Benefit. As of each Valuation Date (as defined below), the Committee will calculate the amount to be credited to each Participant’s Account by applying the following steps:
(1) First, the Employer will establish the Valuation Period for which the contribution is being calculated. For these purposes:
(a) A “Valuation Period” is the period between each Valuation Date during which a Participant performs substantial services for a Group Member (i) beginning on the later of (A) the date a Participant first was employed by a Group Member or (B) April 26, 1991 and (ii) ending on the earlier of the date the

Participant (A) Terminates, (B) is no longer a Participant (whether or not he or she remains a Member), or (C) reaches his or her Normal Retirement Date, whether or not he or she also retires at that time. Unless the Committee specifically provides otherwise, all Valuation Periods will be comprised of 12 months and will end as of the last day of each Plan Year; and
(b) A “Valuation Date” is the date the most recent Employer Contribution was calculated.
(2) Then, the Committee will calculate the Compensation (as defined below) that each Participant earned during the Valuation Period for which the Employer Contribution is being calculated. For these purposes, “Compensation” means (a) the total taxable remuneration the Participant earned for the Valuation Period (or, if less, the portion of the Valuation Period during which he or she was a Participant) plus (b) the amount the Participant deferred during the Valuation Period to a plan described in Code §125 or Code §401(k) and maintained by any Group Member minus (c)(i) the amount of any long-term incentive awards (e.g., performance share awards, restricted stock or stock appreciation rights) granted, earned or exercised during the Valuation Period and (ii) the value of any stock options granted or exercised under Code §83(b) during that Valuation Period. Also, if a Valuation Period is less than 12 months, the taxable remuneration described in Section 5.02(2)(a) will be annualized on the basis of the whole months during that Valuation Period during which the Participant was a Participant.
(3) Then, the Committee will calculate each Participant’s “Projected Compensation” by:
(a) Averaging each Participant’s Compensation over the lesser of (i) the Participant’s current and four preceding Valuation Periods or (ii) the number of Valuation Periods during which the Participant was employed by a Group Member; and
(b) Increasing that average by four percent for each 12-month Valuation Period that will elapse between (i) the end of the Valuation Period for which the Employer Contribution is being calculated and (ii) the last Valuation Period that will end before the Participant’s Normal Retirement Date, then (iii) averaging the Compensation projected to be received during the five Valuation Periods ending before the Participant’s Normal Retirement Date.
(4) Then, the Committee will calculate each Participant’s “Final Average Compensation.”
(a) Until the Participant reaches his or her Normal Retirement Date, Final Average Compensation will be calculated by averaging each Participant’s Projected Compensation (calculated under Section 5.02(3)) over the five consecutive Valuation Periods during the ten Valuation Periods that both (i) end before the Participant’s Normal Retirement Date and (ii) produce the highest average; but

(b) At the Participant’s Normal Retirement Date, Final Average Compensation will be calculated by averaging the Participant’s Compensation over the five consecutive Valuation Periods during the ten Valuation Periods that end before the Participant’s Normal Retirement Date that produces the highest average.
(c) The following rules will be applied when calculating a Participant’s Final Average Compensation:
(i) The Final Average Compensation of a Participant who will have completed fewer than five Valuation Periods at his or her Normal Retirement Date will be the average of the Compensation the Participant received over his or her entire period of participation;
(ii) Compensation paid for the Valuation Period during which the Participant reaches Normal Retirement Date will be disregarded until the Participant reaches his or her Normal Retirement Date; and
(iii) A Participant’s Final Average Compensation will neither increase nor decrease for any Valuation Period that begins after the Participant reaches his or her Normal Retirement Date.
(5) Then, the Committee will establish each Participant’s Prior Service Rate (as defined below), if any. A Participant’s “Prior Service Rate” (if any) is:
(a) The lesser of (i) 40 percent or (ii) two percent multiplied by the number of 12-month Valuation Periods the Participant will complete if he or she continues to be a Participant until his or her Normal Retirement Date; multiplied by
(b) The quotient produced by dividing (i) the number of Valuation Periods the Participant had completed as of the last day of the Corporation’s 1997 fiscal year by (ii) the number of 12-month Valuation Periods the Participant will complete if he or she continues to be a Participant until his or her Normal Retirement Date.
A Participant who was first employed after the Corporation’s 1997 fiscal year will not have a Prior Service Rate.
(6) A Participant’s “Future Service Rate” is:
(a) The lesser of (i) 55 percent or (ii) 2.75 percent multiplied by the number of 12-month Valuation Periods the Participant will complete if he or she continues to be a Participant until his or her Normal Retirement Date; reduced, but not below zero, by
(b) The Participant’s Prior Service Rate (if any) calculated under Section 5.02(5); and then multiplied by

(c) The lesser of (i) one or (ii) the quotient produced by dividing (A) the number of Valuation Periods the Participant had completed after the Corporation’s 1997 fiscal year into (B) the greater of five or the number of Valuation Periods the Participant will complete after the end of the Corporation’s 1997 fiscal year if he or she continues to be a Participant until his or her Normal Retirement Date.
(7) Then, the Committee will calculate each Participant’s Target Benefit. A Participant’s “Target Benefit” is:
(a) The greater of (i) the sum of (A) the Participant’s Final Average Compensation (calculated under Section 5.02(4)); multiplied by the Participant’s Prior Service Rate, if any (calculated under Section 5.02(5)); plus (B) the Participant’s Final Average Compensation (calculated under Section 5.02(4)); multiplied by the Participant’s Future Service Rate (calculated under Section 5.02(6)); or (ii) the Participant’s Target Benefit calculated as of the last day of the preceding Valuation Period; minus
(b)(i) The Participant’s Social Security Benefit (as defined below) plus (ii) the Participant’s Qualified Plan Benefit (as defined below); and then multiplied by (iii) the lesser of (A) one or (B) the quotient produced by dividing the Participant’s actual number of 12-month Valuation Periods completed as of the date the Target Benefit is being calculated by the number of 12-month Valuation Periods that the Participant will complete if he or she remains actively employed until his or her Normal Retirement Date.
(c) For purposes of calculating each Participant’s Target Benefit:
(i) A Participant’s “Social Security Benefit” is 50 percent of the maximum annual Old Age, Survivor and Disability Insurance benefit projected to be payable to the Participant under the Social Security Act as of the Participant’s Normal Retirement Date. This amount will be based on the Participant’s projected “taxable wages,” as defined in the Social Security Act, and other relevant factors in effect as of the date the calculation is being made; and
(ii) A Participant’s “Qualified Plan Benefit” is the Participant’s annual benefit, expressed in the form of a single life annuity, that can be derived from the sum of all employer-funded benefits (as defined below), and attributable earnings, under all plans that are maintained by any Group Member and that are intended to comply with Code §401(a). The amount of this single life annuity will be established by applying the RP 2000 Mortality Table for Males and Females, an annual interest rate of eight percent, and by assuming that benefits will begin at the Participant’s Normal Retirement Date. For purposes of establishing a Participant’s Qualified Plan Benefit, “employer-funded benefits” means all benefits funded through Employer contributions (and attributable earnings), for periods of employment before the Participant’s Normal Retirement Date plus any distributions made to, in behalf of or with respect to, the Participant before his or her Normal Retirement Date (e.g., in-service withdrawals, retirement and disability benefits or distributions under any domestic relations order). Also, until the Participant reaches his or her Normal Retirement Date, his or her Qualified Plan Benefit will be projected based on procedures established by the Committee.
(8) Then, the Committee will compare the Participant’s Target Benefit calculated under Section 5.02(7) with the Target Benefit calculated for the same Participant under Section 5.02(7) as in effect for the preceding Valuation Period.
(a) If the Participant’s Target Benefit calculated for the current Valuation Period is less than or equal to the Participant’s Target Benefit calculated for the preceding Valuation Period, no amount will be credited to the Participant’s Account for the current Valuation Period; but
(b) If the Participant’s Target Benefit calculated for the current Valuation Period is greater than the Participant’s Target Benefit calculated for the preceding Valuation Period, an Earned Benefit will be credited to the Participant’s Account. This Earned Benefit will be calculated under the procedures described in Section 5.02(9).
(9) If the Participant’s Target Benefit for the current Valuation Period is greater than the Participant’s Target Benefit for the preceding Valuation Period, the Committee will calculate an “Earned Benefit” for the current Valuation Period by:
(a) Subtracting the Participant’s Target Benefit for the preceding Valuation Period from the Target Benefit calculated for the current Valuation Period; and
(b) Calculating the annuity value of this difference. This calculation is done by calculating the present value of the difference produced under Section 5.02(9)(a) by applying the RP 2000 Mortality Table for Males and Females, an annual interest rate of eight percent and by assuming that benefits will begin at the Participant’s Normal Retirement Date or, if the Participant already has reached his or her Normal Retirement Date, that benefits will begin when the Participant reaches age 65.
5.03 Employer Contribution. The Employer Contribution for each Participant is the amount calculated under Section 5.02(9)(b). This amount will be credited to each Participant’s Account in cash (and credited with interest as described in Section 5.05).
5.04 Effect of Change in Control on Employer Contribution.
(1) Subject to any limitation imposed under a Change Agreement, if, within 36 months after a Change in Control, (a) the Plan is terminated and not replaced with a similar program providing comparable benefits and features or (b) with respect to a Member who is a party to a Change Agreement, an event occurs that generates a change in control payment under that Member’s Change Agreement, (c) all Members’ Accounts will be fully vested and (d) the Employer will credit a special and additional Employer Contribution to the Account of each Member who was a Participant on the date of the Change in Control, whether or not he or she is then a Participant.
(2) The special change in control benefit will be calculated as provided in Sections 5.02 and 5.03 except that the Target Benefit (see Section 5.02(7)) will be calculated under the following formula:
(a) 2.75% X Final Average Compensation (as defined in Section 5.02(4)) X the lesser of (i) 20 and (ii) the Participant’s Valuation Periods expected to be earned as of the Participant’s Normal Retirement Date or the date of the Change in Control, if later; minus
(b) The Participant’s Social Security Benefit (as defined in Section 5.02(7)(c)(i)); minus
(c) The Participant’s Qualified Plan Benefit (as defined in Section 5.02(7)(c)(ii)); multiplied by
(d) The smaller of (i) one or (ii) the quotient produced by dividing the Participant’s actual Valuation Periods earned as of the date the Target Benefit is being calculated by the number of 12-month Valuation Periods the Participant will complete if he or she remains actively employed until his or her Normal Retirement Date. For purposes of this Section 5.04(2)(d), the actual Valuation Periods completed as of the date the Target Benefit is being calculated shall include any partial Valuation Period (measured in increments of one-twelfth) completed by the Participant during the period beginning on the day after the Valuation Date immediately preceding the date the Target Benefit is being calculated and ending on the date the Target Benefit is being calculated.
Sections 5.02 and 5.03 will then be applied.
(3) Regardless of any provision of this Plan, if more than one Change in Control (whether or not related) occurs, the total additional amount calculated under this Section 5.04 will be the greatest amount calculated with respect to any single Change in Control.
5.05 Interest. As of each Valuation Date, amounts credited as cash to Accounts will be credited with interest at rates established by the Committee.
SECTION 6.00 DISTRIBUTIONS
6.01 Distributions. Subject to Section 6.05, a Member’s Account will become distributable at the earlier of the date the Member (1) dies, (2) becomes Disabled prior to Terminating or (3) Terminates after having earned a right to a Plan benefit as provided in Section 6.04.

6.02 Death Benefits. If a Member Terminates due to his or her death, the undistributed value of (a) the Member’s Grandfathered Amounts will be paid to the Member’s Beneficiary in a lump sum as of the Valuation Date following the Member’s death and (b) the Member’s Section 409A Amounts will be paid to that Member’s Beneficiary in a lump sum within 60 days of the Member’s death. Any Beneficiary claiming a death benefit under the Plan must provide the Committee with satisfactory proof of the Member’s death before any death benefit will be paid. If a Member dies after Terminating, the undistributed portion of the Member’s Account will be paid to that Member’s Beneficiary in a lump sum within 60 days of the Member’s death.
6.03 Disability Benefits. A Member who becomes Disabled before Terminating will receive a lump sum distribution of 100 percent of his or her Account within 60 days following the date the Member becomes Disabled. If a Member becomes Disabled after Terminating, the undistributed portion of the Member’s Account will be paid in the same form in which it was being paid to the Member prior to the Member’s Disability (or would have been paid, if benefit commencement had not then begun).
6.04 Termination Other Than Due to Death or Prior to Disability. A Member who Terminates for any reason other than death or prior to becoming Disabled will not be entitled to any Plan benefit if he or she Terminates before the earlier of:
(1) His or her Early Retirement Date or Normal Retirement Date; or
(2) An event described in Section 5.04(1)(a) or (b).
Notwithstanding the foregoing, in no case will a Member be entitled to receive any Plan benefit if he or she is Terminated for Cause.
6.05 Amount and Payment of Benefits.
(1) Grandfathered Amounts.
(a) Normal Benefit Form. Unless the Member has effectively elected an optional benefit form described in Section 6.05(1)(b), all distributions of Grandfathered Amounts made to a Member who Terminates after having earned a nonforfeitable benefit as provided in Section 6.04 will be paid in ten annual installments beginning no later than 60 days after the Member Terminates. The first of these distributions will be equal to one-tenth of the value of the Member’s Grandfathered Amounts on the preceding Valuation Date. Subsequent distributions will be made on the anniversary of the initial distribution date and will equal the balance of the Member’s Grandfathered Amounts as of the most recent Valuation Date divided by the number of unpaid annual installments.
(b) Optional Benefit Form. Instead of the normal distribution form described in Section 6.05(1)(a), a Member may elect to receive (or begin to receive) his or her Grandfathered Amounts:
(i) In the form of a single lump sum. If this election is made effectively, the Grandfathered Amounts will be distributed within 60 days after the Valuation Date that coincides with or immediately follows the date the Member Terminated; or
(ii) As described in Section 6.05(1)(a) but beginning as of the last day of the Plan Year during which the Member reaches age 65 (regardless of whether or not the Member has Terminated).
(2) Section 409A Amounts.
(a) Normal Benefit Form. Unless the Member has effectively elected an optional benefit form described in Section 6.05(2)(b), all distributions of Section 409A Amounts made to a Member who Terminates after having earned a nonforfeitable benefit as provided in Section 6.04 will be paid in ten annual installments beginning no later than 60 days after the date that the Member Terminates, determined in the sole discretion of the Committee. The first of these distributions will be equal to one-tenth of the value of the Member’s Section 409A Amounts on the preceding Valuation Date. Subsequent distributions will be made on the anniversary of the initial distribution date and will equal the balance of the Member’s Section 409A Amounts as of the most recent Valuation Date divided by the number of unpaid annual installments.
(b) Optional Benefit Form. Instead of the normal distribution form described in Section 6.05(2)(a), a Member may elect, on a properly submitted Enrollment Form, to receive (or begin to receive) his or her Section 409A Amounts in:
(i) A lump sum within 60 days after the date that the Member Terminates; or
(ii) A lump sum on the last day of the Plan Year during which the Member reaches age 65 (regardless of whether or not the Member has Terminated); or
(iii) Annual installments of up to 20 years, as designated by the Member on his or her Enrollment Form, beginning within 60 days after the date that the Member Terminates.
(iv) Annual installments of up to 20 years, as designated by the Member on his or her Enrollment Form, beginning on the last day of the Plan Year during which the Member reaches age 65 (regardless of whether or not the Member has Terminated).
If a Member elects annual installments under this Section 6.01(2)(b), (I) the first distribution will equal the value of the Section 409A Amounts in the Member’s Account as of the most recent Valuation Date divided by the number of annual installments elected, and (II) each distribution thereafter will be made on the anniversary of the initial distribution date and will equal the balance of the Section 409A Amounts in the Member’s Account as of the most recent Valuation Date divided by the number of remaining annual installments.

(3) Elections Relating to Benefit Form. To elect an optional benefit form or change a benefit form under this Section 6.05 effectively, a Member must file a written or electronic election with the Committee at the times and in the manner described in this Section 6.05(3).
(a) Newly Eligible Participants. A newly eligible Participant may make an election under this Section 6.05 by submitting an Enrollment Form as described in Section 3.01(2).
(b) Grandfathered Amounts. With respect to Grandfathered Amounts:
(i) An election to receive an optional benefit form must be made on a form prescribed by the Committee and must be delivered to the Committee no fewer than 12 months before such election is to be effective.
(ii) An election to receive an optional benefit form may be revoked if the electing Member files a written or electronic election with the Committee no fewer than 12 months before the benefit otherwise would have been distributed in the optional benefit form previously elected. This revocation must be made on a form prescribed by the Committee.
(iii) Any election to receive payment in an optional form (or any revocation of an election to do so) will be disregarded unless the Member strictly complies with the procedures described in this Section 6.05(3)(b).
(c) Section 409A Amounts. With respect to Section 409A Amounts, a Member will be permitted to change the time and form of payment if such change meets the following requirements:
(i) A Member may change the time and form of payment for any Section 409A Amounts (based on the choices available under Section 6.05(2)) by filing a new election form with the Committee; provided that such change meets the following requirements: (A) the subsequent election may not take effect until at least 12 months after the date on which such election is made; (B) the payment with respect to which such election is made must be deferred (other than a distribution upon death or Disability) for a period of not less than five years from the date such payment would otherwise have been paid; and (C) any subsequent election affecting a distribution at a specified time (or pursuant to a fixed schedule) may not be made less than 12 months before the date the payment is scheduled to be paid. A subsequent election may be changed at any time before the last permissible date for making such election, as described in this Section 6.05(3)(c).
(ii) Once the distribution of an Account begins, no changes to the Member’s benefit form will be permitted.

(4) Distribution Delay for Specified Employees. Notwithstanding anything in this Plan to the contrary, in the case of any Member who is a Specified Employee as of the date of his or her Termination, any Section 409A Amount due to the Member under the Plan in connection with such Termination will not be distributed for a period of six months after the date of such Termination or, if earlier, the date of the Specified Employee’s death (the “Distribution Delay Period”). If the Distribution Delay Period applies to a Member, each payment of Section 409A Amounts to which the Member is entitled under the Plan in connection with the Member’s Termination shall be delayed for six months.
(5) Limited Cashout. Notwithstanding anything in this Section 6.00 to the contrary, the Corporation, in its sole discretion, may make a lump sum distribution of a Member’s Account under the Plan if: (a) the distribution results in the termination and liquidation of the entirety of the Member’s interest under the Plan and all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation §1.409A-1(c)(2); and (b) the aggregate distribution under the arrangements is not greater than the applicable dollar amount under Code §402(g)(1)(B).
(6) No Further Liability. Once a Member’s Account has been fully distributed, the Corporation, all Employers, all Group Members, the Committee and the Plan will have no further liability to the Member or, if appropriate, to his or her Beneficiary.
SECTION 7.00 PLAN COMMITTEE
7.01 Appointment of Committee. The Board will appoint a committee to administer the Plan. A Committee member may resign at any time by sending written notice to the Board specifying the effective date of his or her termination (which must always be prospective). Vacancies in the Committee will be filled by the Board as the need arises. Also, in its sole discretion, the Board may remove any Committee member at any time by giving written notice of removal to the affected Committee member and specifying the effective date of that action (which must always be prospective).
7.02 Powers and Duties. The Committee is fully empowered to exercise complete discretion to administer the Plan and to construe and apply all of its provisions. The Committee may delegate any of its powers and duties to any other person or organization. These powers and duties include:
(1) Deciding which employees are Eligible Employees, which of them may participate in the Plan and the value of their benefit;
(2) Resolving disputes that may arise with regard to the rights of Eligible Employees, Members and their legal representatives or Beneficiaries under the terms of the Plan. Subject to Sections 7.08 and 7.09, the Committee’s decisions in these matters will be final;

(3) Obtaining from each Group Member, Member and Beneficiary information that the Committee needs to determine any Member’s or Beneficiary’s rights and benefits under the Plan. The Committee may rely conclusively upon any information furnished by a Group Member, Member or Beneficiary;
(4) Compiling and maintaining all records it needs to administer the Plan;
(5) Upon request, furnishing each Group Member with reasonable and appropriate reports of its administration of the Plan;
(6) Engaging legal, administrative, actuarial, investment, accounting, consulting and other professional services that the Committee believes are necessary and appropriate;
(7) Adopting rules and regulations for the administration of the Plan that are not inconsistent with the terms of the Plan; and
(8) Doing and performing any other acts provided for in the Plan.
7.03 Actions by the Committee. The Committee may act at a meeting, or in writing without a meeting, by the vote or assent of a majority of its members. The Committee will appoint one of its members to act as a secretary to record all Committee actions. The Committee also may authorize one or more of its members to execute papers and perform other ministerial duties on behalf of the Committee.
7.04 Interested Committee Members. No member of the Committee may participate in any Committee action that directly affects that Committee member’s individual interest in the Plan. These matters will be determined by a majority of the remainder of the Committee.
7.05 Indemnification.
(1) The Corporation will indemnify and hold harmless any Committee member or employee who performs services to or on behalf of the Plan (“Indemnified Party”) against all liabilities and all reasonable expenses (including attorney fees and amounts paid in settlement other than to any Group Member) incurred or paid in connection with any threatened or pending action, suit or proceeding brought by any party in connection with the Plan. However, this indemnification will not extend to any Indemnified Party whose conduct in connection with the Plan is found to have been grossly negligent or wrongful. This determination will be based on any final judgment rendered in connection with the action, suit or proceeding complaining of the conduct or its effect or, if no final judgment is rendered, by a majority of the Board or by independent counsel to whom the Board has referred the matter.
(2) The obligations under this section may be satisfied, in the Corporation’s discretion, through the purchase of a policy or policies of insurance providing equivalent protection.

7.06 Conclusiveness of Action. Subject to Sections 7.08 and 7.09, any action on matters within the discretion of the Committee will be conclusive, final and binding upon all Members and upon all persons claiming any rights under the Plan, including Beneficiaries.
7.07 Payment of Expenses.
(1) Committee members will not be separately compensated for their services relating to the Plan. However, the Corporation will reimburse Committee members for all appropriate expenses they incur while carrying out their Plan duties.
(2) The compensation or fees of accountants, counsel and other specialists and any other costs of administering the Plan will be paid by the Corporation or allocated among Employers.
7.08 Claims Procedure.
(1) Any Member or Beneficiary (“claimant”) who believes that he or she is entitled to an unpaid Plan benefit may file a claim with the Committee. By accepting participation in the Plan, each Member expressly waives any right to proceed under Section 7.09 unless and until the administrative remedies described in this Section 7.08 are fully exhausted.
(2) If the claim is wholly or partially denied, the Committee will, within a reasonable period of time, and within 90 days of the receipt of such claim, or if the claim is a claim on account of Disability, within 45 days of the receipt of such claim, provide the claimant with written notice of the denial setting forth in a manner calculated to be understood by the claimant:
(a) The specific reason or reasons for which the claim was denied;
(b) Specific reference to pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the claim;
(c) A description of any additional material or information that the claimant may file to perfect the claim and an explanation of why this material or information is necessary;
(d) An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the claimant’s right to bring a civil action under ERISA §502(a) following an adverse determination upon review; and
(e) In the case of an adverse determination of a claim on account of Disability, the information to the claimant shall include, to the extent necessary, the information set forth in Department of Labor Regulation 2560.503-1(g)(1)(v).
If the special circumstances require the extension of the 45-day or 90-day period described above, the claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Committee expects to reach a decision. Any extension for deciding a claim will not be for more than an additional 90-day period, or if the claim is on account of Disability, for not more than two additional 30-day periods.
(3) If a claim has been wholly or partially denied, the affected claimant, or his or her authorized representative may:
(a) Request that the Committee reconsider its initial denial by filing a written appeal within 60 days after receiving written notice that all or part of the initial claim was denied (180 days in the case of a denial of a claim on account of Disability);
(b) Review pertinent documents and other material upon which the Committee relied when denying the initial claim; and
(c) Submit a written description of the reasons for which the claimant disagrees with the Committee’s initial adverse decision.
An appeal of an initial denial of benefits and all supporting material must be made in writing and directed to the Committee. The Committee is solely responsible for reviewing all benefit claims and appeals and taking all appropriate steps to implement its decision.
The Committee’s decision on review will be sent to the claimant in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the appeal. The Committee will consider all information submitted by the claimant, regardless of whether the information was part of the original claim. The decision will also include a statement of the claimant’s right to bring an action under ERISA §502(a).
The Committee’s decision on review will be made not later than 60 days (45 days in the case of a claim on account of Disability) after the Committee’s receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than 120 days (90 days in the case of a claim on account of Disability) after receipt of the request for review. This notice to the claimant will indicate the special circumstances requiring the extension and the date by which the Committee expects to render a decision and will be provided to the claimant prior to the expiration of the initial 45-day or 60-day period.
Notwithstanding anything in this Section 7.08 to the contrary, in the case of a claim on account of Disability: (1) the review of the denied claim shall be conducted by a named fiduciary who is (a) determined by the Committee and (b) neither the individual who made the benefit determination nor a subordinate of such person; and (2) no deference shall be given to the initial benefit determination. For issues involving medical judgment, the Committee (or, if applicable, the named fiduciary) must consult with an independent health care professional who may not be the health care professional who decided the initial claim.
To the extent permitted by law, the decision of the Committee (if no review is properly requested) or the decision of the Committee (or, if applicable, the named fiduciary) on review, as the case may be, will be final and binding on all parties. No legal action for benefits under the Plan will be brought unless and until the claimant has exhausted his or her remedies under this section.
7.09 Arbitration. Binding arbitration will be the exclusive means of resolving all disputes or questions not resolved to the claimant’s satisfaction through the claims procedure described in Section 7.08.
(1) After exhausting the procedures described in Section 7.08, the claimant may initiate arbitration by giving written notice to the Committee specifying the subject of the requested arbitration.
(2) The arbitration will take place in the city in which the affected Member’s last principal place of employment with a Group Member is or was located (or another location mutually agreed upon by the claimant and the Committee) and will be conducted in accordance with the rules of the American Arbitration Association in effect when the arbitration begins by three arbitrators, one appointed by each party and a third appointed by those two arbitrators. The Committee and the claimant (in his or her own behalf and on behalf of all other claimants) each waive any right to a jury trial with respect to any matter arising from this Plan.
(3) Any determination or award made or approved by the arbitrator will be final and binding on the claimant and all Group Members. Judgment upon any award made in any arbitration may be entered and enforced in any court having competent jurisdiction.
(4) The arbitrators will have no authority to add to, alter, amend or refuse to enforce any portion of this Plan or to award punitive damages against any Group Member or the claimant.
(5) The costs of arbitration (including legal and other professional fees incurred) will be borne solely by the party to the arbitration by which they are incurred regardless of the result of the arbitration.
SECTION 8.00 AMENDMENT TO THE PLAN
8.01 Right to Amend. The Corporation may modify, alter or amend the Plan at any time. However, no amendment may affect any Member’s or Beneficiary’s vested rights accrued under the Plan before the effective date of that amendment without such Member’s or, if applicable, Beneficiary’s consent. If an amendment heightens the vesting conditions described in Section 6.04, each affected Member who has completed Valuation Periods comprised of at least 36 months may elect to have his or her vested rights computed without regard to that amendment, but only if the Member files a written election to this effect with the Committee during the period beginning on the date the amendment is adopted and ending on the later of [1] 60 days after the date the amendment is adopted [2] 60 days after the amendment is effective or [3] 60 days after the Member is issued a written notice of the amendment.
8.02 Amendment Procedure. The Board, an executive committee of the Board or other Board committee or any executive officer to which or to whom the Board delegates discretionary authority over the Plan may exercise the Corporation’s right to amend the Plan.
SECTION 9.00 TERMINATION OF THE PLAN
9.01 Right to Terminate.
(1) The Corporation may terminate the Plan in whole or in part at any time by written action of the Board. Each Member affected by a full or partial Plan termination or by a complete discontinuance of contributions will be 100 percent vested in the value of his or her Account as of the date of that action.
(2) The Committee may (a) distribute an affected Member’s Grandfathered Amounts at the time the Plan terminates or partially terminates, even if this date is earlier than the date benefits otherwise would be distributed under Section 6.05 or (b) hold the Member’s Grandfathered Amounts until they are otherwise payable under the terms of the Plan.
(3) In the event of a termination of the Plan, except as permitted under Treasury Regulation §1.409A-3(j)(4)(ix), no Section 409A Amounts shall be distributed until they are otherwise payable under the terms of the Plan.
9.02 Plan Merger and Consolidation. If the Plan is merged into or consolidated with any other plan, each affected Member will be entitled to a benefit immediately after the merger, consolidation or transfer (determined as if the surviving plan had then terminated) at least equal to the benefit he or she had accrued immediately before the merger or consolidation (determined as if the Plan terminated immediately before that merger or consolidation).
9.03 Successor Employer. If any Employer dissolves into, reorganizes, merges into or consolidates with another business entity, provision may be made by which the successor will continue the Plan, in which case the successor will be substituted for the Employer under the terms and provisions of this Plan. The substitution of the successor for the Employer will constitute an assumption by the successor of all Plan liabilities and the successor will have all of the powers, duties and responsibilities of the Employer under the Plan.
SECTION 10.00 UNFUNDED PLAN
Notwithstanding any Plan provision to the contrary, the Plan constitutes an unfunded, unsecured promise by each Employer to pay only those benefits that are accrued by Members under the terms of the Plan. Neither the Corporation nor any Group Member will segregate any assets into a fund established exclusively to pay Plan benefits unless the Corporation, in its sole discretion, establishes a trust for the purpose of holding assets from which all or part of a Plan benefit may be paid. Neither the Corporation nor any other Group Member is liable for the payment of Plan benefits that are actually paid from a trust established for that purpose. However, the Corporation and each other Group Member are obliged to pay any benefits not paid from any trust. Also, Members, Beneficiaries and other persons claiming a Plan benefit through them have only the rights of general unsecured creditors and do not have any interest in or right to any specific asset of any Group Member. Nothing in this Plan constitutes a guaranty by the Corporation, any other Group Member or any other entity or person that their assets will be sufficient to pay Plan benefits.
SECTION 11.00 MISCELLANEOUS
11.01 Voluntary Plan. The Plan is purely voluntary on the part of each Employer. None of the establishment of the Plan, any amendment to it, the creation of any fund or account or the payment of any benefits may be construed as giving any person (1) a legal or equitable right against any Group Member or the Committee other than those specifically granted under the Plan or conferred by affirmative action of the Committee or any Employer in a manner that is consistent with the terms and provisions of this Plan or (2) the right to be retained in the service of any Group Member. All Members remain subject to discharge to the same extent as though this Plan had not been established.
11.02 Non-alienation of Benefits. The right of a Member, Beneficiary or any other person to receive Plan benefits may not be assigned, transferred, pledged or encumbered except as provided in the Member’s Beneficiary designation, by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber a Plan benefit will be null and void and of no legal effect.
11.03 Inability to Receive Benefits. Any Plan benefit payable to a Member or Beneficiary who is declared incompetent will be paid to the guardian, conservator or other person legally charged with the care of his or her person or estate. Any payment made under this section will completely discharge the Plan’s liability with respect to that payment. The Committee is not required to see to the application of any distribution made to any person.
11.04 Lost Members. Each Member is obliged to keep the Committee apprised of his or her current mailing address and that of his or her Beneficiary. The Committee’s obligation to search for any Member or Beneficiary is limited to sending a registered or certified letter to the Member’s or Beneficiary’s last known address.
11.05 Limitation of Rights. Nothing in the Plan, expressed or implied, is intended or may be construed as conferring upon or giving to any person, firm or association (other than Group Members, Members, their Beneficiaries and their successors in interest) any right, remedy or claim under or by reason of this Plan.
11.06 Invalid Provision. If any provision of this Plan is held to be illegal or invalid for any reason, the Plan will be construed and enforced as if the offending provision had not been included in the Plan. However, that determination will not affect the legality or validity of the remaining parts of this Plan.
11.07 One Plan. This Plan may be executed in any number of counterparts, each of which will be deemed to be an original.

11.08 Governing Law. The Plan will be governed by and construed in accordance with the laws of the United States and, to the extent applicable, the laws of Ohio.
11.09 Code §409A.
(1) It is intended that the Plan comply with Code §409A and the Treasury Regulations promulgated thereunder (and any subsequent IRS notices or guidance), and this Plan will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Member.
(2) The Corporation may accelerate the time or schedule of a distribution of Section 409A Amounts to a Member at any time the Plan fails to meet the requirements of Code §409A and the Treasury Regulations promulgated thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with Code §409A and the Treasury Regulations promulgated thereunder.
(3) Notwithstanding any terms of the Plan to the contrary, a Member shall be allowed to make changes to the time and/or form of distribution of the Member’s Section 409A Amounts in calendar year 2008, as permitted by the transition relief provided in IRS Notice 2007-86.